UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
April 2, 2008
Date of Report (Date of earliest event reported)
ZIPREALTY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51002	94-3319956
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices, including zip code)
(510) 735-2600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 2, 2008, ZipRealty, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Pyramid Technology Ventures I, L.P. (“Pyramid”).
     Pursuant to the terms of the Agreement, the Company repurchased approximately 3.5 million shares of common stock of the Company held by Pyramid, which constituted all of the shares of common stock held by Pyramid. The shares were purchased in a privately negotiated transaction for a purchase price of $5.00 per share for a total purchase price of approximately $17.4 million. This summary of the Agreement is qualified in its entirety by the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated into this Item 1 by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On April 3, 2008, the Compensation Committee of the Board of Directors of the Company approved an adjusted annual base salary of $235,040 for William C. Sinclair, Executive Vice President, Operations and Business Development.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed with this report on Form 8-K:
10.1	Securities Purchase Agreement entered into as of April 2, 2008 between the Company and Pyramid

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: April 7, 2008	By:	/s/ Larry S. Bercovich
Larry S. Bercovich
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit	Description

10.1	Securities Purchase Agreement entered into as of April 2, 2008 between the Company and Pyramid